                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 3)/1/



                              PRI Automation, Inc.
                              -------------------
                                (Name of Issuer)



                    Common Stock, $0.01 par value per share
                   -----------------------------------------
                         (Title of Class of Securities)


                                  69357H 10 6
                   -----------------------------------------

                                 (CUSIP Number)

                                -----------------





--------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 69357H 10 6                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mordechai Wiesler

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            971,151

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             971,151

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      971,151 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.36

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  ------------------------------               -------------------------------

  CUSIP No. 69357H 10 6             13G        Page   3    of     6   Pages
            -----------                             ------    -------

  ------------------------------               -------------------------------



Item 1(a).    Name of Issuer:

                  PRI Automation, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices:

                  805 Middlesex Turnpike
                  Billerica, MA   01821

Item 2(a).    Name of Persons Filing:

                  Mordechai Wiesler

Item 2(b).    Address of Principal Business Office or, If None, Residence:
                  4 John Benson Road
                  Lexington, MA   02173

Item 2(c).    Citizenship:

                  U.S.A.

Item 2(d).    Title of Class of Securities:

                  Common Stock, $0.01 par value per share

Item 2(e).    CUSIP Number:

                  69357H 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A.

     (a) [_]      Broker or dealer registered under Section 15 of the Act;

     (b) [_]      Bank as defined in Section 3(a)(6) of the Act;

     (c) [_]      Insurance Company as defined in Section 3(a)(19) of the Act;

  ------------------------------               -------------------------------

  CUSIP No. 69357H 10 6             13G        Page   4    of     6   Pages
            -----------                             ------    -------

  ------------------------------               -------------------------------




     (d)   [_]  Investment Company registered under Section 8 of the
                Investment Company Act;

     (e)   [_]  Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940;

     (f)   [_]  Employee Benefit Plan, Pension Fund which is
                subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

     (g)   [_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

     (h)   [_]  Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4.    Ownership.  (See Note A)

     (a)   Amount beneficially owned:   971,151 shares

     (b)   Percent of class: 6.36

     (c)   Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote 971,151

     (ii)  Shared power to vote or to direct the vote   0

     (iii) Sole power to dispose or to direct the disposition of   971,151

     (iv)  Shared power to dispose or to direct the disposition of   0

  ------------------------------               -------------------------------

  CUSIP No. 69357H 10 6             13G        Page   5    of     6   Pages
            -----------                             ------    -------

  ------------------------------               -------------------------------


Item 5.    Ownership of Five Percent or Less of a Class.

           N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           N/A

Item 8.    Identification and Classification of Members of the Group.

           N/A

Item 9.    Notice of Dissolution of Group.

           N/A

Item 10.   Certification.

           N/A

  ------------------------------               -------------------------------

  CUSIP No. 69357H 10 6             13G        Page   6    of     6   Pages
            -----------                             ------    -------

  ------------------------------               -------------------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


Date:    February 12, 1998




By:      /s/ Mordechai Weisler
    ------------------------------